Exhibit 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 5, 2019

LEGGETT & PLATT ANNOUNCES EXECUTIVE PROMOTIONS AND REVISED SEGMENT STRUCTURE

Carthage, MO, November 5, 2019 — Diversified manufacturer Leggett & Platt announced executive promotions and a revised segment structure that will be effective January 1, 2020.

Executive Promotions

◾	Karl Glassman, the Company’s President and Chief Executive Officer will become Chairman of the Board and will maintain his current position as Chief Executive Officer.

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Mitch Dolloff will assume the role of President and will maintain his current position as Chief Operating Officer. He will serve as President of the new Bedding Products segment until a successor segment president is appointed. Mitch will also join Leggett’s Board of Directors.

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Steve Henderson, Vice President and President of Leggett’s Automotive Group will become Executive Vice President and President of the Specialized Products segment and the new Furniture, Flooring & Textile Products segment.

Karl joined Leggett & Platt in 1982 in Bedding Group sales and served in various positions of increasing responsibility within the Bedding Group over the following 17 years. He was appointed Senior Vice President and President of the Residential Furnishings segment in 1999, Executive Vice President in 2002, Chief Operating Officer in 2006, President in 2013, and Chief Executive Officer in 2016. Karl joined the Board in 2002. Karl will succeed Ted Enloe, who will become Lead Director. Ted has been Board Chair since 2016 and joined Leggett’s Board in 1969.

Mitch joined the Company in 2000 in the Mergers & Acquisitions department and then served as President of the Tubular Products Division. In 2007, he assumed the role of Director of Business Development for the Specialized Products segment. Mitch was appointed President of the Automotive Asia Division in 2011 and President of the Automotive Group in 2014. He became Senior Vice President and President of the Specialized Products segment in 2016 and was appointed Executive Vice President and President of the Specialized Products and Furniture Products segments in 2017. Mitch assumed the role of Chief Operating Officer in 2019.

Steve joined Leggett & Platt in 2017 and serves as Vice President and President of the Automotive Group. He joined the Company after more than 30 years in a variety of leadership positions at Dow Automotive Systems, most recently as Business President – Automotive Systems since 2009. In this role he was responsible for the global business, including profit and loss, business strategy, and organizational health.

President and CEO Karl Glassman commented, “Over the past year we have announced several changes within the leadership team and among the Board of Directors. Through these changes we have added capabilities, expanded diversity, and strengthened governance, all while preserving the important elements of our culture that have contributed to Leggett’s long-term success. Our vision is to build an organization to ensure a sustainable, long-term future.”

Revised Segment Structure

With the changes in executive officer leadership, the Company’s management organizational structure and all related internal reporting will change effective January 1, 2020. As a result, the composition of the Company’s segments will also change to reflect the new structure beginning January 1, 2020.

The modified structure will consist of three segments, seven groups and 15 business units organized as follows:

Bedding Products	Specialized Products	Furniture, Flooring & Textile Products
BEDDING GROUP	AUTOMOTIVE GROUP	HOME FURNITURE GROUP
U.S. Spring	Automotive	Home Furniture
International Spring
Specialty Foam	AEROSPACE PRODUCTS GROUP	WORK FURNITURE GROUP
Adjustable Bed
Steel Rod	Aerospace Products	Work Furniture
Drawn Wire
Machinery	HYDRAULIC CYLINDERS GROUP	FLOORING & TEXTILE PRODUCTS GROUP
	Hydraulic Cylinders	Flooring Products
Fabric Converting
Geo Components

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 136-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The Company is comprised of 15 business units, 22,000 employee-partners, and 145 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; g) high-carbon drawn steel wire; and h) bedding industry machinery.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

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